Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER ANNOUNCES MAJOR ACQUISITION OF CLASS A MIXED-USE ASSET, THE INTERLOCK
Company to bolster established market presence with the immediately accretive transaction in the heart of Atlanta’s West Midtown

VIRGINIA BEACH, VA, May 5, 2023 — Armada Hoffler (NYSE: AHH) entered into a definitive agreement to purchase The Interlock, a Class A mixed-use asset in Atlanta’s West Midtown. The $215 million off-market purchase will substantially add to the Company’s Atlanta-area portfolio. The Company expects to use $100 million of new fixed rate financing, primarily through a $75 million unsecured term loan, the conversion of its existing mezzanine loan into equity, and the issuance of units of limited partnership interest in the Company’s operating partnership (“OP Units”) to the sponsor developer. The going-in capitalization rate is 6.5% cash, 8.0% GAAP, and is expected to be immediately accretive. At full stabilization, the GAAP capitalization rate is expected to reach 8.5%. This transaction further establishes Armada Hoffler’s footprint in the Atlanta market and core focus on prime mixed-use real estate assets. The closing of the acquisition of The Interlock is expected to occur during the second quarter of 2023, subject to the satisfaction of certain conditions.

“For the fourth time in four years, our mezzanine lending program has led to an off-market, discounted acquisition of a trophy asset strategically located in one of our core markets. The Interlock is another extraordinary addition to our portfolio of investments in high-profile, mixed-use developments in the Southeast,” said Louis Haddad, President and CEO of Armada Hoffler. “Located in the heart of Atlanta’s West Midtown, considered to be one of the nation’s fastest growing submarkets, the purchase of The Interlock enables us to accomplish further geographic diversification of our portfolio.”

Developed in collaboration with master developer SJC Ventures, Armada Hoffler was actively involved in the development and served as general contractor of The Interlock. The Company’s ownership includes 311,000 square feet of commercial space and an 835-space garage. The project sits amongst a complementary ecosystem that includes 349 apartment units and 161-key Bellyard hotel, both of which were constructed by Armada Hoffler, in addition to 41 townhomes. The Interlock’s commercial space is presently 89% leased with another 6% at lease.

Retail operations account for the majority of the net operating income generated by the project. In addition, Georgia Advanced Technology Ventures, a cooperative organization of Georgia Tech, is the ground lessor and also a 50,000 square foot anchor in the office space.

The Interlock offers an exquisite experience, integrated with the adjacent Georgia Tech campus, with its contemporary design, open airways, and connection to West Midtown’s urban community. The property is home to a compelling roster of destination retail tenants, including the nation’s first Puttshack. Additionally, the expansive 38,000 square foot rooftop area, Rooftop L.O.A., consists of a full-service restaurant, indoor bar, outdoor bar, event pavilion, and 1,200 square foot resort-style pool.

“We are thrilled to contribute our position in The Interlock for operating partnership units in Armada Hoffler,” stated Steve Collins of The Interlock LLC. “Through this transaction, we look forward to continuing to participate in the upside potential of not only The Interlock, but the entire Armada Hoffler organization. The Interlock has become a highly attractive destination for retail, foodie, and office tenants plus patrons from around the country,” said Jeff Garrison of The Interlock LLC. “Many of the first to market concepts that debuted at this location are leading revenue earners nationwide for their respective brands.”

Armada Hoffler’s existing presence in the greater Atlanta market includes Southern Post and the 223-unit Gainesville Apartments. Southern Post is a 4.27-acre mixed-use development that is transforming the former site of Roswell Plaza into a vibrant destination with 128 luxury apartments, 90,000 square feet of loft-style, open-concept offices, 40,000 square feet of retail space and an exclusive offering of nine high-end townhomes with garages.

To learn more about The Interlock, visit www.theinterlockatl.com.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements include comments relating to, among other things, the completion of the acquisition of The Interlock, obtaining a loan to finance the acquisition of The Interlock, the conversion of the Company’s existing mezzanine loan into equity to finance the acquisition of The Interlock, the issuance of OP Units to finance the acquisition of The Interlock and the expected return on investment of the acquisition of The Interlock. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and other documents filed by the Company with the Securities and Exchange Commission.

About Armada Hoffler

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically integrated, self-managed real estate investment trust (“REIT”) with over four decades of experience developing, building, acquiring, and managing high-quality office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. We also provide general construction and development services to third-party clients, in addition to developing and building properties to be placed in our stabilized portfolio. Founded in 1979 by Daniel A. Hoffler, Armada Hoffler has elected to be taxed as a REIT for U.S. federal income tax purposes. For more information visit ArmadaHoffler.com.

Media Inquiries:
Chelsea D. Forrest
Armada Hoffler
Director of Corporate Communications and Investor Relations
Email: CForrest@ArmadaHoffler.com
Phone: (757) 612-4248